EXHIBIT 99.2


Kanakaris Wireless Announces Sale of Desience Subsidiary Business to Russ Bassett Corp.; Revenue From Sale to Help Bolster Online Operations.

Newport Beach, CA -- March 19, 2002 -- Kanakaris Wireless (OTC BB: KKRW), a pioneer in video-on-demand distribution of feature films over the Internet, announced today that Desience Corporation, its wholly owned subsidiary, has successfully closed a transaction with Russ Bassett Corp. Through an asset purchase agreement, Russ Bassett Corp. has purchased substantially all of the assets of Desience and will now manufacture and market the Desience product line, including the OPCON and MODCON computer enclosure systems.

Under the terms of the agreement, the Desience Corporation received a down payment and will continue to receive monthly payments from Russ Bassett Corp. for a period of eight months. Desience will potentially also receive an additional bonus payment if Russ Bassett closes a currently pending business opportunity, a potential order for Desience products from the U.S. Central Intelligence Agency, prior to year end and for a minimum gross sale amount of $350,000.

Kanakaris Wireless is one of the top five providers of online motion pictures with 250,000 registered users and viewers in over 100 countries. Kanakaris Wireless approved the sale of the Desience business in order to emphasize its corporate focus on its on-demand and other Internet-based products and services. As the corporate parent of Desience, Kanakaris Wireless will use the revenue generated by this transaction for general business purposes, including the further development of its online movie and book distribution channels. Kanakaris Wireless is also exploring potential acquisition strategy which is intended to enhance revenues.

About Kanakaris Wireless
Kanakaris Wireless delivered the first online motion picture in 1995. Hundreds of movies are available on-demand at www.CinemaPop.com. 24/7 TV style program delivery appears at www.AK.TV. To watch AK.TV go to www.AK.TV with any Internet enabled device. For email management services email info@kanakaris.com. For shareholder relations or to arrange news coverage contact Colby Marceau 949/716-9397. For more information on CinemaWEAR System 6 email info@kanakaris.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.

The statements made in this press release which are not historical facts contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.